Supplement No. 1
                                       to
                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

     Filed by the registrant |X| Filed by a party other than the registrant |_| Check the appropriate box:

     |_| Preliminary proxy statement      |_| Confidential, For Use of the
     | | Definitive proxy statement           Commission Only (as permitted by
     |X| Definitive additional materials      Rule 14a-6(e)(2))
     |_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

           Windsor Park Properties 4, a California limited partnership
                (Name of Registrant as Specified in Its Charter)

           Windsor Park Properties 4, a California limited partnership
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (check the appropriate box):

     |X| No Fee Required.
     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     |_| Fee paid previously with preliminary materials:

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

                    CONSENT SOLICITATION STATEMENT SUPPLEMENT

                           Windsor Park Properties 4,
                        A California Limited Partnership
                             6160 South Syracuse Way
                        Greenwood Village, Colorado 80111


        The information contained in this Consent Solicitation Statement Supplement (this "Supplement") supplements the information contained in the Consent Solicitation Statement (the "Consent Solicitation Statement") of Windsor Park Properties 4 (the "Partnership") dated May 7, 1999, relating to the proposed sale of the Partnership's remaining wholly-owned property and ownership interests in real properties (the "Sales") to N' Tandem Trust, an affiliate of the Partnership, and the proposed liquidation of the Partnership (the "Plan of Liquidation") following such Sales, which was mailed to limited partners of the Partnership (the "Limited Partners") last month. This Supplement updates the Consent Solicitation Statement to reflect the financial performance of the Partnership for the quarter ended March 31, 1999, and also discusses a class action and derivative complaint that has been commenced against the General Partners of the Partnership, certain executive officers and directors of the Managing General Partner, and the Partnership. This Supplement is intended to be, and should be read together with, the Consent Solicitation Statement.

        Anyone to whom this Supplement is delivered may request to receive a copy of the original Consent Solicitation Statement, or any other document incorporated by reference in the Consent Solicitation Statement or this Supplement free of charge by making a written request to: Windsor Park Properties 4--Investor Relations, 6160 South Syracuse Way, Greenwood Village, CO 80111.

        If you have already sent in your consent card and do not wish to change the consent card, no further action is necessary. If you have not sent in your consent card, we encourage you to send it in today. If you have already sent in your consent card and wish to change your vote, you may do so by sending in a later dated consent card. For your convenience, an additional consent card and pre-addressed and stamped return envelope are enclosed herewith.

        Capitalized terms not defined herein have the meanings ascribed to them in the Consent Solicitation Statement.


LIMITED PARTNERS ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, TO BE RECEIVED NO LATER THAN JUNE 17, 1999.


    This Consent Solicitation Statement Supplement is dated June 2, 1999 and was first mailed to Limited Partners on or about June 2, 1999.



Historical Distributions

     Set forth below is certain information relating to distributions made by the Partnership since January 1, 1993 through March 31, 1999:



                                           Total Aggregate       Total Aggregate to Limited         Per Unit to
        Year                               To all Partners                Partners                Limited Partners
        ----                               ---------------                --------                ----------------
        1999 (through March 31, 1999)      $   219,900                $   217,600                     $  1.11
        1998                                    440,200                    435,700                        2.23
        1997                                    452,500                    448,000                        2.28
        1996                                    452,500                    448,000                        2.26
        1995                                    339,400                    336,000                        1.68
        1994                                    813,100                    805,000                        4.00
        1993                                  5,516,300                  5,461,200                  $    27.17
                                              ---------         ------------------                  ----------
                   Total                     $8,233,900               $8,151,500                    $    40.73
                                             ==========               ==========                    ==========
        ----------

(1) The portion of such distribution representing a return of capital to Limited Partners is as follows: 1999 (0%), 1998 (0%);
     1997 (0%);  1996 (0%),  1995 (0%); 1994 (50%); and 1993 (87%).

        The Partnership typically makes distributions to its partners on a quarterly basis. There are no restrictions on the Partnership's present or future ability to make distributions. The Partnership is not in arrears with respect to any dividends or distributions, and the Partnership has made all distributions required to be made by it under the Partnership Agreement.



                        SUMMARY HISTORICAL FINANCIAL DATA


        The following summary historical financial data, insofar as it relates to each of the years ended December 31, 1994 through 1998, has been derived from the audited financial statements of the Partnership as reported in the Partnership's annual reports on Form 10-KSB. The data for the three months ended March 31, 1998 and 1999 has been derived from unaudited financial statements as included in the Partnership's quarterly report on Form 10-QSB for the quarter ended March 31, 1999, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results set forth for the three-month periods ended March 31, 1998 and 1999 are not necessarily indicative of results to be expected for a full year. The summary historical financial data should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of the Partnership incorporated herein by reference.



                                         For the Three Months
                                            Ended March 31,                     For the Year Ended December 31,




                                     1999        1998         1998        1997         1996        1995         1994
         ------------------------------
         Statement of Operations Data:
         ------------------------------
         Revenues                       $ 192,800    $358,400    $1,083,500  $1,359,500   $1,349,800  $1,241,600   $ 1,139,100
         ------------------------------

         ------------------------------
         Net income (loss)(1)            $ 76,400    $ 53,000    $  174,000  $   38,900   $  144,400  $(991,200)   $ (567,400)
         ------------------------------

         ------------------------------
         Earnings (loss) per unit                                                                                              )
           before extraordinary item      $ .39        $ .27           $.88        $.20         $.72      $(4.89)        $(2.79
         ------------------------------
         Extraordinary loss from
           early extinguishment of         ----         ----
           debt                                                       $(.18)       ----         ----       ------           ------
         ------------------------------
         Earnings (loss) per  unit        $ .39        $ .27           $.70        $.20         $.72      $(4.89)        $(2.79)
         Balance Sheet Data:
         Total Assets                   $5,216,600  $7,248,000   $5,339,900  $7,390,800   $7,815,900  $7,826,800   $7,760,500

         Long tem debt                     -----    $1,775,000         ----- $1,775,000   $1,775,000  $1,400,000             ____

         Other Data:
         Distributions per limited(1)     $ 1.11      $ 1.15          $2.23       $2.28        $2.26       $1.68          $4.00
         partnership unit

---------------
(1)  The Partnership sold its interests in three investment properties, incurring a gain of $1,104,000.


Estimate of Liquidating Distributions Payable to Limited Partners

        The following table sets forth the basis of the General Partners' estimate of the liquidating distributions payable to Limited Partners. The table assumes the Sales occurred as of March 31, 1999. The actual liquidating distributions will vary from the amount shown below depending upon the operating results of the Properties, the level of distributions, if any, to partners, capital expenditures for the Properties for the period March 31, 1999 through the closing date, and the amount of closing adjustments.




Aggregate Purchase Price for Properties and Ownership Interests                   $       11,871,750.00
 Less:     Outstanding mortgage indebtedness(1)                                   $       (3,392,800.00)
           Current liabilities                                                    $         (121,600.00)

           Estimated Transactional expenses payable by the Partnership(2)
              Prepayment Penalties                                                $          (34,000.00)
              Legal Fees                                                          $         (125,000.00)
              Accounting Fees                                                     $          (15,000.00)
              Closing Costs                                                       $          (56,000.00)
              Solicitation Expenses                                               $          (19,000.00)
              Printing Costs                                                      $          (20,000.00)

              Total Estimated Transactional Expenses Payable by the Partnership   $         (269,000.00)

 Plus:     Cash, cash equivalents and other current assets                        $          444,800.00
                                                                                             ----------

Cash available for distribution                                                   $        8,537,150.00
                                                                                           ============
 Allocable to Limited Partners(3)                                                 $        8,451,778.00
                                                                                           ============
 Allocable to the General Partners                                                $.          85,372.00
                                                                                              =========
Estimated Cash available for distribution per Unit(3)                             $               43.26

(1) Based on amounts outstanding, including accrued interest, as of March 31, 1999, on debt attributable to the Ownership Interests.
(2)   See "-- The Purchase and Sale  Agreement -- Expenses" and  "--Solicitation
      Expenses in the Consent Solicitation Statement."
(3)   Based on 195,366 Units outstanding as of the Record Date.


        Since the organization of the Partnership, total distributions to Limited Partners have amounted to approximately $14,724,400 (or an average of approximately $75.40 per Unit). If the Sales are completed and the liquidating distributions of approximately $43.26 per Unit estimated above are paid to Limited Partners, total distributions to Limited Partners will amount to approximately $23,176,188 (or an average of approximately $118.67 per Unit), compared to an initial purchase price for each Unit of $100.00.


Subsequent Events; Legal Proceedings
        On May 10, 1999, a class action and derivative complaint (the "Complaint") entitled Ira Gaines, on behalf of himself and others similarly situated, as plaintiff, vs. The Windsor Corporation, John A. Coseo, Jr., C.G. Kellogg, Gary P. McDaniel and Steven G. Waite, as defendants, and the Partnership, as nominal defendant (collectively, the "Defendants"), was filed in the Superior Court of the State of California, County of San Diego. The Complaint states causes of action alleging the following: (i) wrongful failure to liquidate timely the Partnership in that the Partnership's term expired on December 31, 1997 and the Defendants failed to engage in sustained efforts to liquidate the remaining Property and Ownership Interests of the Partnership, thus unnecessarily tying up the Limited Partner's money for longer than was contemplated or allowed under the Partnership Agreement; (ii) breach of fiduciary duty owed by the Defendants to the Limited Partners and the Partnership in that the Defendants failed to take steps to ensure the entire fairness of the transaction and that the selling prices for the Partnership's assets do not fairly and adequately represent their present value; and (iii) breach of the Defendants' contractual duties owed to the Limited Partners and the Partnership in that the Partnership Agreement prohibits sales of property to a Partnership sponsor. In the lawsuit, the Plaintiff is seeking relief in the form of monetary damages and an award of expenses, and a dissolution of the Partnership and the appointment of an independent liquidating trustee to liquidate the Partnership's assets.

        With regard to the allegations contained in the Complaint, the General Partners believe that the time involved in completing the liquidation does not, under the circumstances, provide a basis for a cause of action against the Defendants.


        In addition, the General Partners continue to believe, as indicated in the Consent Solicitation Statement, that the Sales and Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from both a financial and procedural point of view. As indicated in the Consent Solicitation Statement, the transaction with N' Tandem provides a number of significant benefits to Unitholders that the General Partners believe would not be available in a sale of the Partnership's assets to an unrelated third party, including the following: (i) N' Tandem has agreed to purchase all of the Partnership's assets in a single transaction, thus hastening the final liquidation of the Partnership; (ii) N' Tandem is willing to purchase the Ownership Interests at their full Appraised Value generally as of year end 1997 (as determined by independent appraisers), without any minority interest discount, and as indicated in the Consent Solicitation Statement, the General Partners do not believe that that any significant events have occurred that would cause the values to be different if determined as of a more recent date; (iii) the Ownership Interests are difficult to sell on a stand-alone basis; (iv) N' Tandem has agreed to purchase the assets "as-is" and without any representations or warranties from the Partnership, allowing a prompt distribution of the sales proceeds to Limited Partners and also negating the need for the establishment of a reserve to cover contingent liabilities; however, as a result of the commencement of the litigation described above, the General Partners may determine that there is a need to set aside funds to cover the estimated costs of defending the litigation; and (v) the sales do not involve the payment of any brokerage commissions by the Partnership, resulting in savings by the Partnership in an amount estimated to be between approximately $350,000 and $700,000.


        Further, as indicated in the Consent Solicitation Statement, the Sales are and remain subject to the approval of a majority-in-interest of the unaffiliated Limited Partners of the Partnership who retain the discretion to accept or reject the Proposals outlined in the Consent Solicitation Statement. If the transactions are rejected, the General Partners will pursue other alternatives for the Partnership.

        Further, the Defendants dispute the claim that the proposed transaction is in breach of the contractual duties owned by the Defendants under the Partnership Agreement. Although the Partnership Agreement in one section prohibits sales of property to a Partnership sponsor, it also specifically authorizes a majority in interest of Limited Partners to approve (i) the sale, exchange or other transfer of all or a substantial part of the assets of the Partnership; (ii) any transactions in which the General Partners have an actual or potential conflict of interest with the Limited Partners or the Partnership; and (iii) any amendment to the Partnership Agreement, including any provision that may restrict sales of properties to Partnership sponsors. The Consent Solicitation Statement expressly provides that the consents being solicited by the General Partners authorize the General Partners, subject to the approval of a majority in interest of the unaffiliated Limited Partners, (i) to complete the Sales at any time on or prior to September 30, 1999, and to proceed with the Plan of Liquidation; and (ii) to take all actions necessary or appropriate, as determined by the General Partners, to complete the Sales and to proceed with the Plan of Liquidation. However, in light of the allegations contained in the Complaint that the transactions are prohibited by the Partnership Agreement, the General Partners hereby clarify that the actions that may be taken by them to complete the Sales and the Plan of Liquidation obviously include the adoption of any amendments to the Partnership Agreement that may be required so that the Sales and Plan of Liquidation are in all respects compliant with the provisions of the Partnership Agreement and that the Limited Partners, by consenting to the Proposals outlined in the Consent Statement, expressly authorize the General Partners to adopt any such amendments.


        The Defendants intend to defend the lawsuit vigorously and to proceed with the proposed Sales and Plan of Liquidation, subject to the approval of a majority-in-interest of the unaffiliated Limited Partners. Limited Partners who have not already done so, are urged to complete, sign, date and return promptly the enclosed consent card.

                              FINANCIAL STATEMENTS

        The financial information contained in the Partnership's Form 10-KSB/A for the year ended December 31, 1998 and the Partnership's Form 10-QSB for the quarter ended March 31, 1999 identified in "Incorporation of Certain Documents By Reference" below is incorporated herein by reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents (or portions thereof) filed with the Commission by the Partnership (File No. 0-15700) pursuant to the Exchange Act are incorporated herein by reference:


         (i) Item 6, "Management's Discussion and Analysis," contained in the Partnership's Annual Report on Form 10-KSB/A for the year ended December 31, 1998, as filed with the Commission on May 6, 1999;

         (ii) Item 7, "Financial Statements" contained in the Partnership's Annual Report on Form 10-KSB/A for the year ended December 31, 1998, as filed with the Commission on May 6, 1999;

         (iii) Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Partnership's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999; and

         (iv) Item 1, "Financial Statements" contained in the Partnership's Form 10-QSB Quarterly Report for the quarter ended March 31, 1999.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Solicitation Statement Supplement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.


        Copies of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person, including any beneficial owner, to whom a copy of this Consent Solicitation Statement Supplement is delivered upon written or oral request. Requests should be made to: Windsor Park Properties 4 -- Investor Relations, 6160 South Syracuse Way, Greenwood Village, Colorado 80111.